Exhibit 15.1

April 29, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for China Telecom Corporation Limited and, under the date of March 20, 2013, we reported on the consolidated financial statements of China Telecom Corporation Limited and its subsidiaries (the “Group”) as of January 1, 2011, December 31, 2011 and 2012 and for the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012. On March 20, 2013, we were notified that the auditor-client relationship between KPMG and China Telecom Corporation Limited would cease upon completion of the audit of the Group’s consolidated financial statements as of and for the year ended December 31, 2012, and the effectiveness of the Group’s internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On April 29, 2013 we completed our audit and issued our reports that were included in the Company’s annual report on Form 20-F for the year ended December 31, 2012.

We have read China Telecom Corporation Limited’s statements included under Item 16F of its annual report on Form 20-F for the year ended December 31, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that “During the two fiscal years ended December 31, 2011 and 2012 and through April 29, 2013, neither we nor any person on our behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered on our consolidated financial statements and no written or oral advice was provided that Deloitte concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues, or (ii) any matter being the subject of disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to that item) or reportable event (as defined in Item 16F(a)(1)(v) of Form 20-F).”

Very truly yours,

/s/ KPMG

Hong Kong, China